     As filed with the Securities and Exchange Commission on May 22, 1998
                                                   Registration No. 333-48917

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                                 AMENDMENT NO 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 ---------------

                             Pennsylvania                                                         23-6216339
                   (State or other jurisdiction of                                (I.R.S. Employer Identification Number)
                     Incorporation or Organization)


                       455 Pennsylvania Avenue                                              Daniel J. Massimini
                 Fort Washington, Pennsylvania 19034                            Senior Vice President-Finance and Treasurer
                           (215) 542-9250                                                 455 Pennsylvania Avenue
                                                                                    Fort Washington, Pennsylvania 19034
                                                                                              (215) 542-9250
         (Address, Including Zip Code, and Telephone Number,                 (Name, Address, Including Zip Code, and Telephone
  Including Area Code, of Registrant's Principal Executive Offices)         Number, Including Area Code, of Agent for Service)

                            -----------------------
                                    Copy to:
                            Henry S. Bryans, Esquire
                           Drinker Biddle & Reath LLP
                              1345 Chestnut Street
                      Philadelphia, Pennsylvania 19107-3496
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                         Amount           Proposed Maximum         Proposed Maximum          Amount of
            Title of Shares               to be            Offering Price              Aggregate           Registration
           to be Registered            Registered           Per Share (1)          Offering Price(1)            Fee
-----------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,           646,286               $24.84              $16,053,744           $4,735.85
$1.00 par value
=============================================================================================================================

(1) Calculated pursuant to Rule 457(c) based on the average of the high and low reported sales prices per share on the New York Stock Exchange, Inc. on March 26, 1998.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                    SUBJECT TO COMPLETION, DATED MAY 22, 1998



PROSPECTUS

                                 646,286 SHARES
                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                          SHARES OF BENEFICIAL INTEREST


             This Prospectus relates to the offer and sale from time to time by the holders thereof of up to 646,286 Shares of Beneficial Interest, par value $1.00 per share (the "Shares"), that may be issued by Pennsylvania Real Estate Investment Trust (the "Company") to holders of up to 646,286 units of limited partnership interest ("Units") in PREIT Associates, L.P. (the "Operating Partnership"), of which the Company is the sole general partner, if and to the extent the holders of Units elect to redeem them and the Company, as General Partner, elects to satisfy such redemption by the issuance of Shares. The Company is registering for reoffer and resale by such holders or their pledgees, donees, transferees, partners or other successors in interest (collectively, the "Selling Shareholders") the Shares which may be issued upon the redemption of Units held by them pursuant to the terms of certain registration rights agreements executed by the Company for their benefit. The registration of the reoffer and resale of the Shares does not necessarily mean that any of the Shares will be offered or sold by the Selling Shareholders. The Units referenced in this paragraph were issued by the Operating Partnership in private transactions in 1997.


             The Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PEI." To assist the Company in complying with certain qualification requirements applicable to real estate investment trusts, the Company's Trust Agreement provides that no person may beneficially own more than 9.9% of the outstanding Shares, subject to certain exceptions. See "Description of Shares of Beneficial Interest - Restrictions on Transfer."

             SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
            THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


             The Selling Shareholders from time to time may offer and sell the Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in the section of this Prospectus entitled "Plan of Distribution" or an accompanying Prospectus Supplement. Each of the Selling Shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

             The Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders, but has agreed to bear certain expenses of registration of the Shares under Federal and state securities laws.

             The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

                  THE DATE OF THIS PROSPECTUS IS MAY 22, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be copied and inspected at the Public Reference Facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, the Company's Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 28, 1997, as amended by Form 10-K/A-1 filed on December 15, 1997.

         2. The description of the Company's Shares of Beneficial Interest contained in the Registration Statement on Form 8-A/12(b)/A-1 filed with the Commission on December 17, 1997, including any amendment or reports filed for the purpose of updating such description.

         3. The Company's definitive proxy statement for the Annual Meeting of Shareholders on December 16, 1997, filed on November 18, 1997.

         4. The Company's definitive proxy statement for its Special Meeting of Shareholders on September 29, 1997, filed on August 28, 1997.

         5. The Company's Report on Form 10-Q for the three month period ending December 31, 1997, filed February 17, 1998, as amended by Form 10-Q/A-1 filed on February 19, 1998.

         6. The Company's Report on Form 10-Q for the four month period ending December 31, 1997.


         7. The Company's Report on Form 10-Q for the three month period ending March 31, 1998.

         8. The Company's Reports on Form 8-K filed on October 14, 1997, December 2, 1997, December 17, 1997 and December 22, 1997.


         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Shares or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Pennsylvania Real Estate Investment Trust, 455 Pennsylvania Avenue, Suite 135, Ft. Washington, Pennsylvania 19034,
Attention: Dante J. Massimini, Senior Vice President-Finance and Treasurer.
Telephone:  (215)542-9250.

                              CAUTIONARY STATEMENT

         INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY SUPPLEMENT HERETO CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21D OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND PROJECTIONS OF REVENUE AND OTHER FINANCIAL ITEMS, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE," "PLAN," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE CAUTIONARY STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                                   THE COMPANY

         As used herein, unless the context indicates otherwise, the term "Company" includes Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P. and their subsidiaries and affiliates, including PREIT-RUBIN, Inc. (formerly The Rubin Organization, Inc.), a real estate management company in which the Company owns 95% of the economic interests in the form of non-voting common shares (together with its predecessors, "PREIT-RUBIN") and the term "Properties" means all of the Company's real estate assets.

         The Company is a fully integrated, self-administered and self-managed real estate investment trust which acquires, rehabilitates, develops and operates shopping centers and multifamily Properties. Founded in 1960, the Company believes that it is one of the 15 largest publicly held operators of retail properties in the United States (in terms of square feet owned and/or managed). On September 30, 1997, the Company acquired The Rubin Organization, Inc., a commercial property development and management firm, and certain related real estate interests.

         The Company conducts substantially all of its operations through the Operating Partnership and has elected and conducts its operations in a manner intended to comply with the requirements for qualification as a real estate investment trust ("REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a real estate investment trust which meets certain requirements is not subject to Federal income tax on the portion of its taxable income which is distributed to its shareholders, if, inter alia, at least 95% of its real estate investment trust taxable income, excluding any net capital gain, is so distributed.

         The Company is an unincorporated association in business trust form created in Pennsylvania pursuant to a Trust Agreement dated December 17, 1960, as amended (the "Trust Agreement"). Since its inception it has been self-administered by its trustees. The Company's principal executive offices are located at 455 Pennsylvania Avenue, Suite 135, Fort Washington, PA 19034.
Telephone: (215) 542-9250. The Company has regional offices in Philadelphia, Pennsylvania; Boca Raton, Florida; Chicago, Illinois; and Atlanta, Georgia.


                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the risks and other matters described below.

Real Estate Investment Risks

         General. Real property investments are subject to varying degrees of risk. The returns available from equity investments in real estate as well as the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from the Properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or apartments in the area and the attractiveness of the Properties to shoppers, residents and tenants. In addition, income from properties and real estate values generally also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a Property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the Property.

         The success of the Company depends, among other factors, upon general economic conditions, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Company to keep the Properties leased at profitable levels.

         Competition. The real estate business is highly competitive. The Company competes for tenants with other property owners. Competition from single family housing increases when lower interest rates make mortgages more affordable. Increased building of new multifamily communities and renovation of older properties provide competition for the Company's multifamily Properties. The Company also competes in acquiring interests in properties with investors and purchasers of real estate of all types, many of which have greater financial resources, revenues and geographical diversity than those of the Company, including institutional, private and foreign investors. All of the Company's shopping center and apartment Properties are subject to significant local competition.

         Shopping Centers. The Company's shopping centers usually are anchored by department stores and/or supermarket and drug store chains. Its shopping centers are located principally in Pennsylvania and Florida. A substantial portion of the Company's shopping center income consists of rents received under long-term leases. Most of the shopping center leases provide for payment by tenants of an annual minimum rent and additional rent calculated generally as a percentage of gross sales in excess of a specified amount ("percentage rent"). The shopping center leases usually contain: (i) provisions for a contribution by tenants to the cost of maintaining common areas; and (ii) real estate tax escalation clauses under which the tenant bears its proportionate share of increases in or total real estate taxes. While tenant contributions historically have not covered all costs required to maintain common areas, the Company seeks to have new leases provide for full recovery of these costs from tenants. In difficult economic times or in strongly competitive environments, the Company may have to offer concessions or negotiate leases in which the tenant pays a lower rental or less than its pro rata share of operating costs and taxes. Modifications of lease terms may be necessary where tenants are unable to comply fully with their lease obligations. When interest rates are high it is more difficult for retail tenants to afford financing for inventory, store fixtures, renovations and additional store locations.

         Multifamily Properties. The Company's multifamily communities are principally located in the Eastern half of the United States. The multifamily units are generally rented for terms of one year.

         Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at the Properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. Although the Company has established an annual budget for renovation and reletting expenses that it believes is reasonable in light of each Property's operating history and local market characteristics, no assurance can be given that this budget will be sufficient to cover these expenses. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at the Properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

         At any time, a tenant of the Properties (including an anchor tenant or other tenant which is not an anchor tenant but nonetheless leases space in more than one of the Properties) may seek the protection of the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect the Company's results of operation and ability to make distributions to its shareholders. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future, or if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's results of operations and ability to make distributions to its shareholders may be adversely affected.

Financing

         The Trust Agreement places no limitations on borrowings by the Company. The Company is subject to the risks associated with debt financing, including the risk that the Company's cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on encumbered Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of Properties or interests therein upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a Property is mortgaged to secure payment of indebtedness and the Company (or the operating entity) is unable to meet mortgage payments, the mortgage securing such property could be foreclosed upon or the property could be otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company.

         A significant reduction in or withdrawal of its credit facility could, if not replaced by a similar credit facility, have a material effect on the Company's operations. The Company expects to continue open-account borrowing for acquisitions, renovations and capital improvements to the Properties and has used its general credit to guarantee obligations of partnerships or joint ventures in which it has an interest. If the credit markets tighten, the Company may encounter resistance from lenders when it seeks financing or refinancing for some of its Properties. No assurance can be given as to the availability of financing for any particular Property or the terms upon which it may be obtained.

         The Company's $150.0 million unsecured credit facility (the "Credit Facility") contains affirmative and negative covenants normally found in facilities of this type, as well as requirements that the Operating Partnership maintain, on a consolidated basis: (i) a maximum Leverage Ratio (as defined) of 65%; (ii) a maximum ratio of Senior Liabilities (as defined) to Unencumbered Asset Value (as defined) of 73%; (iii) minimum tangible net worth of $115.0 million plus 75% of the net proceeds of sales of equity securities by the Operating Partnership or the Company; (iv) a minimum ratio of annualized consolidated property net operating income to total annual debt service of 1.40:1; (v) a minimum ratio of annualized consolidated property net operating income to pro forma debt service of 1.30:1; and (vi) consolidated net operating income of at least $40,000,000. If and when the Leverage Ratio is reduced to 50% and the ratio of Senior Liabilities to Unencumbered Asset Value to 60%, the lending banks will release the unrecorded mortgages they hold on a substantial number of unencumbered Properties which the Company directly or indirectly owns, whereupon the ratios in clauses (i), (ii), (iv) and (v) above become, respectively, 50%, 60%, 1.70 : 1 and 1.65 : 1.

         To the extent that the Company fails to meet any one or more of these financial covenants or other covenants respecting the Credit Facility, the Company would be in default unless the lenders, in their sole discretion, were to waive such defaults or the Company were able to secure alternative or substitute financing. Because there can be no assurance that such waivers or alternative financing can be obtained by the Company, any default may have a materially adverse effect on the Company's operations and financial condition.

         The profitability of each partnership or joint venture subject to short-term financing or debt requiring a balloon payment will be affected by its ability to secure long-term financing on satisfactory terms. If satisfactory financing is not made available, the Company may be required to rely upon its credit lines and other sources of short term financing, equity contributions or the proceeds of refinancing of existing Properties (if the same can be arranged on satisfactory terms) in order to satisfy debt obligations. Although the Company does not own the entire interest in connection with many of the Properties held by a partnership or joint venture, the Company may be required to pay the full amount of any obligation of such partnership or joint venture which has been guaranteed in whole or in part by the Company in order to protect its equity interest in such Property. Additionally, the Company may determine to pay obligations of a partnership or joint venture in order to protect its equity interest in its assets.

         The Company has entered into agreements limiting the interest rate on portions of its Credit Facility. The Company is exposed to credit loss in the event of non-performance by counterparties to these agreements.

Dependence on Primary Markets and Economic Factors

         All but one of the Company's Properties are located in the Eastern United States, with a majority of the Properties located either in Pennsylvania or Florida. The Company's performance and its ability to make distributions to shareholders or debt service payments could be adversely affected by economic conditions in such geographic regions, including changes which could result in the ability of some existing tenants of the Properties to meet their lease obligations.

         The success of the Company depends, among other factors, upon general economic conditions and on the conditions in those areas where the Properties are located, population trends, real estate fluctuations, income tax laws, governmental regulations, availability and costs of financing, construction costs, increases or decreases in operating expenses, zoning laws and the ability of the Company to keep the Properties leased at profitable levels.

         Many of the Properties in which the Company has an interest were constructed more than 15 years ago. Such Properties usually involve greater maintenance costs. Ultimately, the Properties may generate lower rentals because of obsolescence and may require significant capital expense for renovations. Some apartments may lack certain amenities which are customarily included in modern construction, such as dishwashers, central air conditioning, microwave ovens and the like. Some facilities may be too large or be constructed in inappropriate proportions for today's market or be too small based on current industry requirements and, thus, more difficult to lease. The Company customarily renovates Properties when renovation will enhance or maintain their long-term value.

         The effects of inflation upon the Company's operations and investment portfolio are varied. From the standpoint of revenues, inflation has the dual effect of both increasing the tenant revenues upon which percentage rentals are based and allowing increased fixed rentals to rise generally to reflect higher construction costs on new Properties and on renovations and rehabilitation of older Properties. This positive effect may be offset by higher operating expenses.

Casualty and Liability Insurance

         The protection of the Company's assets from natural or other insurable risks requires the maintenance of casualty insurance at sufficient levels. While the Company believes that it has adequate insurance on the Company's assets, there can be no assurance that the Company can obtain insurance in the future at acceptable levels and reasonable cost. The Company would be required to bear the effects of all losses to the Properties that are not adequately covered by insurance.

Possible Environmental Liabilities


         Under various Federal, state and local laws and regulations, the current or a previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with asserted contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow with the real estate as collateral. The owner or operator of a site may be liable under statutory or common law to third parties for damages and injuries resulting from environmental contamination emanating from the site.

         Since 1987, the Company has conducted a Phase I environmental study on each property it seeks to acquire and has performed a Phase I environmental study on each of the Properties.

         The Company has no way of determining at this time any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the Properties formerly owned by the Company. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated such property at a time when hazardous or toxic substances were disposed of, or released from, the property. Therefore, a conveyance of the property does not relieve the owner or operator from liability.

         The Company (or a partnership or joint venture in which the Company has an interest) has responded to inquiries from environmental authorities with respect to several of its current or previously owned Properties. At several other Properties, enviornmental conditions, including groundwater contamination, continue to be investigated by the Company and have not been fully remediated. Based on its current knowledge, the Company does not believe that the Company's liabilities associated with these environmental conditions will have a material adverse effect on the Company's financial condition or results of operations.

         There are asbestos-containing materials in a number of the Properties, primarily in the form of floor tiles and adhesives. The floor tiles and adhesives are generally in good condition. Fire-proofing material containing asbestos is present at some of the Properties in limited concentrations or in limited areas. At Properties where radon has been identified as a potential concern, the Company has remediated or is performing additional testing. Lead-based paint has been identified at certain of the Company's multi-family Properties and the Company has notified tenants pursuant to applicable disclosure requirements. Based on its current knowledge, the Company does not believe that the liabilities associated with asbestos, radon and lead-based paint at the foregoing Properties will have a material adverse effect on the Company's financial condition or results of operations.

         The Company does not generally maintain insurance coverage for the types of environmental liabilities described above. The Company maintains a reserve on its books in respect of certain of these matters. There can be no assurance that this reserve will be sufficient to cover the cost of known liabilities respecting environmental issues at the Properties, or matters not now known to the Company which may be identified in the future.

         From time to time, management becomes aware of environmental concerns at properties under development. Management typically attempts to include the Company's share of any remediation costs within the budgets for development of these properties, but the final costs of such remediation are often not known and may cause the Company to decide not to complete development of any such property if the revised remediation cost estimates exceed the budget.

Certain Considerations Relating to Partnerships and Joint
Ventures

         Of the Properties in which the Company has a partial interest, a majority are owned by partnerships in which the Company is a general partner and the remaining properties are owned by joint ventures in which the Company has substantially the same powers as a general partner. Under the terms of the partnership or joint venture agreements, major decisions, such as a sale, refinancing or expansion or rehabilitation of the Property, and all leasing decisions, require the consent of all venture partners. There are restrictions on the ability of any venturer to borrow against or dispose of its interest in the venture. Because of the requirement for unanimity, the taking of any action or the making of any decision respecting a joint venture could be significantly delayed. Under the terms of many of the partnership or joint venture agreements to which the Company is a party, the concurrence of all partners is required to change the property manager. Where the other partner or co-venturer is providing management, effecting such a change could be difficult or even unfeasible, even if the Company believed the management services were unsatisfactory. Under the terms of some agreements, the Company has a unilateral right to change management if it has not received its priority distributions for a stated period of time.
         Many of the partnerships in which the Company has an interest are controlled by one or more partners other than the Company who oversee the day-to-day development, construction, leasing and management of Properties. The Company's wholly owned apartments are managed by its own staff.

         While the Company endeavors to maintain good relationships with all of its partners, there have been a few instances in which the Company has experienced business disagreements with partners on a variety of issues that have not as yet been resolved. Such disagreements have included the failure of a partner to meet a call by the joint venture for the contribution of additional capital, differences in the interpretation of the relative rights and duties of the partners under the joint venture agreement and the commencement of litigation or arbitration to assert its rights by one or more of the partners. The Company may incur substantial expenses in instituting or defending litigation or achieving a resolution of disputes in an alternative manner. The Company may also be required to advance funds or make other commitments or arrangements to or on behalf of the venture during the pendency of a dispute in order to preserve its investment. Moreover, there can be no assurance that the resolution by the Company of a dispute with a partner will be on terms that are favorable to the Company. See "--Legal Proceedings."

         Other risks of investments in joint ventures include the possibility that the Company's partners might become bankrupt or otherwise fail to fund their share of required capital contributions, that such partners might at any time have economic or other business interests or goals which are inconsistent with the business interest or goals of the Company, and that such partners may be in a position to take action contrary to the instructions or the request of the Company and contrary to the Company's policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as sale, because neither the Company nor the partner would have full control over the joint venture. Consequently, actions by such partner might result in subjecting Properties owned by the partnership to additional risk. In addition, the Company may in certain circumstances be liable for the actions of its third-party partners.

Legal Proceedings

         Daniel Berman and Robert Berman and/or entities owned or controlled by them (collectively, the "Bermans") are partners of wholly owned subsidiaries of the Company in the ownership of Fox Run Apartments, Bear, Delaware, Eagle's Nest Apartments, Coral Springs, Florida, and 14 undeveloped acres in Coral Springs, Florida. Berman Real Estate Management, Inc., a corporation owned by the Bermans, currently manages the two apartment complexes.

         On May 1994, the Bermans commenced an action against the Company and certain of its wholly owned subsidiaries in the Montgomery County Court of Common Pleas of Pennsylvania (the "Pennsylvania Litigation"). In the Pennsylvania Litigation, the Bermans, seeking damages and a declaratory judgment, asserted that the Company interfered with a contract to develop the parcel in Coral Springs, Florida and violated the partnership agreement relating to Eagle's Nest Apartments in Coral Springs, Florida. The Bermans later amended their complaint to add new parties and to allege that the defendants had no right to terminate the leasing and management agreement at Fox Run Apartments, had violated the Fox Run partnership agreement and that the Bermans had no liability for certain partnership expenses.

         In June 1994, two wholly owned subsidiaries of the Company commenced an action in Delaware Chancery Court against the Bermans (the "Delaware Litigation"). The action seeks, among other things, a declaratory judgment and an injunction preventing the defendants from continuing to manage Fox Run and damages resulting from the payment by plaintiffs of defendants' share of the investigation and remediation of the environmental condition at Fox Run Apartments.

         In December, 1997, the court in the Delaware Litigation granted partial summary judgment in favor of the Company and certain of its affiliates on certain counterclaims of the Bermans in that action (which counterclaims are substantially similar to the claims made by the Bermans as plaintiffs in the Pennsylvania Litigation). Under the court's decision: the Bermans would be liable for one-half of (i) the costs incurred at Eagles' Nest and in respect of the 14 acre undeveloped tract in Coral Gables, Florida, and (ii) reasonable environmental clean-up costs at Fox Run; and the counterclaims of the Bermans relating to Eagles' Nest and Fox Run were dismissed. The court did not dismiss counterclaims by the Bermans in the Delaware Litigation alleging that (i) there had been an oral modification of the management agreement relating to Fox Run (and the court therefore permitted the Bermans to continue to manage that project until that claim is resolved), and (ii) the environmental clean up costs incurred by certain of the Company's affiliates at Fox Run were excessive.

         The Company intends to continue to vigorously resist plaintiffs' claims in the Pennsylvania Litigation and to pursue the claims asserted in the Delaware Litigation. Management does not believe that resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

         The Company is also a plaintiff or defendant in various cases arising out of its usual and customary business of owning and investing in real estate, both individually and through joint ventures and partnerships. None of these cases is expected to have a material adverse effect on the Company.

Certain Regulatory Matters

         The ability of the Company or a partnership or joint venture to expand, rehabilitate or reconstruct a property in the event of a casualty loss or condemnation is affected by local zoning and use laws, environmental statutes and regulations and a variety of other local, state and federal requirements. The Company may be precluded from taking advantage of economic opportunities presented to it because of the inability to achieve compliance with these requirements in a timely manner. Under the Americans With Disabilities Act (the "ADA") and other similar legislation, the Company's Properties may require modification to provide access to persons with disabilities. The Company believes it is in substantial compliance with the ADA.

Expansion and Acquisition Risks

         The Company intends to continue expanding and acquiring interests in retail and multifamily Properties where it believes that such expansion or acquisition will be profitable or enhance the value of the Company's portfolio. Expansion of existing Properties is subject to a number of risks, including financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of expansion costs in connection with projects that are not pursued to completion.

         The Company anticipates that new property expansions and acquisitions will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new developments or acquisitions are undertaken without permanent financing, further expansion or acquisition activities may be curtailed or there may be an adverse effect on cash available for distributions and to meet debt service obligations. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment.

Risks of Development

         Retail development is extremely competitive and entails substantial risks, both in respect to the ultimate recapture of pre-development expenditures and the viability and profitability of any resulting project. Development projects require the availability of suitable, high traffic sites at costs consistent with the overall economics of the project. There is no assurance that such sites can be contracted for within the geographic markets in which the Company operates. Development projects generally require various governmental and other approvals, the receipt of which cannot be assured. The grant of such approvals is often opposed by local residents and businesses who perceive that they will be adversely affected by the project.

         The Company will incur certain risks in connection with development activities in addition to those involved in the ownership and operation of established shopping centers and multi-family properties. These risks include the expenditure of funds on and devotion of management's time to projects which may not come to fruition, the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical, the risk that a project may not be completed on schedule (because of inability to obtain zoning changes or other land use approvals on a timely basis or construction delays or other factors outside of the control of the Company) which may affect its profitability, the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable, financing risks and the failure to obtain required or desirable zoning, occupancy or other governmental permits or authorizations. There can be no assurance that any development Property will ultimately be constructed or that the Company will not have to expense substantial costs associated with the abandonment of a proposed development project.

         In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new developments (including expansions) and acquisition will be financed primarily through lines of credit or other forms of secured or unsecured construction financing. In the case of an unsuccessful development project, the Company's loss could exceed its investment in the project. If any of the above occurs, the Company's ability to repay such borrowings or make expected distributions to shareholders could be adversely affected.

Risks Associated with Recently Acquired Properties

         The Company is currently experiencing a period of growth. Recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of such Properties may decline in the future. The Company's ability to manage its growth effectively will require it to successfully integrate these new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional Properties or that the newly acquired Properties will perform as expected.

Risks of Third-Party Management Business

         PREIT-RUBIN currently manages a substantial number of Properties owned by third parties. Risks associated with the management of Properties owned by third parties include the risk that the management contracts (which are generally cancelable upon 30 days notice or upon certain events, including sale of the applicable property) will be terminated by the property owner or will be lost in connection with a sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting Properties managed by PREIT-RUBIN, resulting in decreased management fee income. In December 1996, PREIT-RUBIN entered into a contract with Equity Properties and Development Partnership ("EPDLP") to manage, lease and redevelop 18 retail Properties. Substantially all of these Properties are expected to be marketed for sale in the near term and the management agreements are terminable in connection with any such sale.

Certain Tax Risks

         Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company (i) believes that it has operated so as to qualify as a REIT under the Code since its inception and (ii) intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income tax consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations -- Taxation."

         REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation -- Annual Distribution Requirements". The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

         Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain Federal, state and local taxes on its income and property. In addition, the net taxable income of PREIT-RUBIN will be subject to Federal and state income tax. See "Federal Income Tax Considerations -- Taxation of the Company" and "Federal Income Tax Considerations -- Other Tax Considerations".

Factors Affecting Share Price

         A number of factors may adversely influence the price of the Company's Shares in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Shares to demand a higher annual yield from distributions by the Company in relation to the price paid for Shares, the relatively low daily trading volume of REITs in general, including the Shares, and any inability of the Company to invest the proceeds of a future offering of securities in a manner that will increase earnings or funds from operations on a per share basis. Sales of a substantial number of Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for shares.

         The Company is authorized to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. At March 1, 1998, there were 1,260,000 Shares reserved for issuance pursuant to share option plans, and these Shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. The Company has filed or plans to file Registration Statements on Form S-8 with the Commission respecting the offer and sale of Shares under its current share option and restricted share plans. No prediction can be made about the effect that future sales of Shares or other securities will have on the market prices of the Shares or the extent, if any, to which there may be a dilutive effect on the value of the Shares as the result of issuances of Shares pursuant to share option and restricted share plans or other issuances of securities.

         The Operating Partnership has the obligation to issue a substantial number of additional Units, the number of which is dependent on future events, but could approximate over 1.3 million additional Units redeemable by the holder for cash or, at the election of the Company, for Shares. The Company is obligated to maintain one or more registration statements to enable most of the Shares so issued upon redemption of the Units to be resold from time to time in market transactions.

Possible Adverse Consequences of Limits on Ownership of Shares

         For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "Ownership Limit"). To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, of the Company's outstanding equity securities. While the Trust Agreement allows the Board of Trustees (the "Trustees") to take appropriate action to maintain the Company's qualification as a REIT under the Code, there can be no assurance that appropriate action can be taken to avoid or ameliorate a violation of the Ownership Limitation. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" for additional information regarding the Ownership Limit.

Restrictions on Acquisition and Change in Control

         Various provisions of the Trust Agreement restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's Trustees and the ability of the Company to issue Preferred Shares.

Lack of Control of PREIT-RUBIN

         Although the Operating Partnership owns 95% of the aggregate equity interests in PREIT-RUBIN, all of the voting stock of PREIT-RUBIN is owned by a stock bonus plan created for the benefit of PREIT-RUBIN's employees (the "Stock Bonus Plan"). PREIT-RUBIN employees are entitled to vote the common shares vested in their accounts in the Stock Bonus Plan on fundamental transactions (merger, sale of assets, etc.). Voting on the shares in the Stock Bonus Plan on all other matters will be at the direction of the Stock Bonus Plan Committee, which, as of March 25, 1998, consisted of George
F. Rubin, Trustee of the Company and President of PREIT-RUBIN, Alan F. Feldman, Chief Operating Officer-Retail Division of PREIT-RUBIN, and David J. Bryant, Vice President-Financial Services of PREIT-RUBIN. The members of the Stock Bonus Plan Committee are appointed by the Board of Directors of PREIT-RUBIN. Thus, the Company does not control the day-to-day operations of PREIT-RUBIN and is not able, from a legal perspective, to influence the manner in which it performs its management obligations, seeks and accepts new business or otherwise determines its business strategy.

Conflicts of Interest

         The employment agreements between the Company or PREIT-RUBIN and each of the employees of PREIT-RUBIN who will be parties to such agreements provide that they will devote their full business time and effort to the business of the Company. However, PREIT-RUBIN will continue to render management, development, leasing and related services to a substantial number of properties in which certain affiliates ("TRO Affiliates") of PREIT-RUBIN, retain equity interests. The Company believes that the existing management arrangements with these entities are on terms at least as favorable to PREIT-RUBIN as the average of PREIT-RUBIN's third-party management arrangements with unrelated parties. In addition, PREIT-RUBIN leases substantial office space from entities in which affiliates of the Company have an interest. Finally, there will be numerous issues requiring resolution over the next several years relating to the implementation of various important elements of; (i) the transaction in which the Company acquired PREIT-RUBIN; and (ii) the various related transactions closed on the same date as the acquisition of PREIT-RUBIN (collectively, the "TRO Transaction"). In the resolution of these issues, the interest of those members of the Company's management who are TRO Affiliates may diverge from the interests of the Company and the holders of the Shares.


Management Integration

         Substantially all of the strategies to be employed by the Company to enhance future growth are dependent upon the successful integration of efforts of the former management of The Rubin Organization ("TRO") with the Company's existing management. Any difficulties or delay encountered in that integration would adversely impact the implementation of the strategies for growth.

Changes in Policies Without Shareholder Approval

         The investment, financing, borrowing and distribution policies of the Company, and its policies with respect to all other activities, including its growth, debt, capitalization, distributions, REIT status and operating policies, are determined by the Board of Trustees. Although the Board of Trustees has no present intention to amend or revise any of these policies, these policies may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of the Company. Accordingly, shareholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all shareholders. A change in these policies could adversely affect the Company's distributions, financial condition, results of operations or the market price of Shares.

Dependence on Ronald Rubin

         The Company is dependent on the efforts of Ronald Rubin, its Chief Executive Officer. While the Company believes that it could find a replacement for Mr. Rubin, the loss of his services could have an adverse effect on the operations of the Company. Mr. Rubin is party to an employment agreement with the Company. However, this agreement generally does not restrict his ability to become employed by a competitor of the Company after expiration of one year following the termination of his employment with the Company.

Effect on Holders of Shares of an Issuance of Preferred Shares

         The Board of Trustees is empowered by the Company's Trust Agreement to designate and issue from time to time, without limitation as to amount, up to 25,000,000 shares in one or more classes or series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each class or series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each class or series of Preferred Shares, it may afford the holders in any series or class of Preferred Shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Shares.

Limitation Upon Sale or Refinancing of Certain Properties

         Due to the potential adverse consequences to certain limited partners of the Operating Partnership which may result from a sale of certain Properties acquired by the Operating Partnership, the Operating Partnership has agreed that, for a specified period of years, any sale, other than in connection with the sale of all or substantially all of the assets of the Operating Partnership or a merger of the Company or a like kind exchange, would require the consent of the holders of a majority of the Units issued by the Operating Partnership as consideration for the Property, which may result in the Company being unable to sell such a Property in circumstances in which it would be advantageous to do so. See "Summary of the Operating Partnership Agreement -- Other Rights."

Required Vote of Limited Partners of Operating Partnership In
Connection with Fundamental Changes by the Company

         Holders of Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the Units issued on September 30, 1997 (other than to the Company or an affiliate of the Company) have been redeemed, the holders of Units issued on September 30, 1997 (other than the Company or an affiliate of the Company) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of Units will be entitled to one vote for each Share issuable by the Company upon the redemption of one Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the Units and Shares.


                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         Under the Trust Agreement, the Company has the authority to issue up to 100,000,000 Shares and up to 25,000,000 Preferred Shares. As used herein, the term "Shares" means shares of beneficial interest other than Preferred Shares.

General Provisions

         Voting, Dividend and Other Rights. Subject to the provisions of the Trust Agreement regarding "Excess Shares" (See " -- Restrictions on Transfer"),
(i) the holders of the Shares ("Shareholders") are entitled to one vote per Share on all matters voted on by the Shareholders, including elections of the Trustees, and (ii), subject to the rights of holders of any Preferred Shares, if any ("Preferred Shareholders") the Shareholders are entitled to a pro rata portion of such distributions as may be declared from time to time by the Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The majority of Shares voting on a matter at a meeting at which at least a majority of the Shares are present in person or by proxy constitutes the act of the Shareholders, except with respect to the election of Trustees (see below). While the Shareholders generally possess all of the voting power, the Trust Agreement permits the Trustees to (a) issue, classify or reclassify up to 25,000,000 Preferred Shares, which may have voting rights equal to or superior to the Shares, and (b) authorize the holders of securities of affiliates of the Company to vote with the Shareholders on certain matters, and the Trustees have exercised that right as to holders of currently outstanding Units with respect to fundamental changes in the Company (i.e. mergers, consolidations and sales of substantially all of the Company's assets). See "Summary of the Operating Partnership Agreement -- Authorization of Units and Voting Rights." All Shares are fully paid and nonassessable. Shareholders do not have any pre-emptive rights to purchase Company securities.

         The Trust Agreement provides that the Trustees may (a) issue, classify or reclassify shares of beneficial interest as Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends; (b) issue options, rights (including Shareholder rights plans), and other securities having conversion or option rights; and (c) authorize the creation and issuance by subsidiaries and affiliates of the Company of securities having conversion and option rights in respect of Shares. Thus, the rights of holders of existing Shares are subject to preferred rights as to dividends and in liquidation (and other such matters) to the extent set forth in any subsequently authorized Preferred Shares or class of Preferred Shares.

         Board of Trustees. The Board of Trustees is divided into three classes serving staggered three-year terms. The Trust Agreement does not provide for cumulative voting in the election of Trustees, and the candidates receiving the highest number of votes are elected to the office of Trustee.

         Trustee Nomination Process. The Trust Agreement provides that nominations for election to the office of Trustee at any Annual or Special Meeting of Shareholders shall be made by the Trustees, or, subject to the rights of Preferred Shareholders, by petition in writing delivered to the Secretary of the Company not fewer than thirty-five (35) days prior to such meeting signed by the holders of at least two percent (2%) of the Shares outstanding on the date of such petition. Unless nominations shall have been made as aforesaid, they shall not be considered at such meeting unless the number of persons nominated as aforesaid shall be fewer than the number of persons to be elected to the office of Trustee at such meeting, in which such event nominations for the Trustee positions which would not otherwise be filled may be made at the meeting by any person entitled to vote in the election of Trustees.

         Transfer Agent. The transfer agent for the Shares is American Stock Transfer and Trust Company.

Limited Liability of Shareholders

         The Trust Agreement provides that Shareholders, to the fullest extent permitted by applicable law, as amended or supplemented, are not liable for any act, omission or liability of a Trustee or the Company and that the Trustees have no general power to bind them personally. Notwithstanding the foregoing, there may be liability in some jurisdictions which may decline to recognize a business trust as a valid organization. With respect to all types of claims in such jurisdictions, and with respect to tort claims, contract claims where the required provision is omitted, and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, Shareholders may be personally liable for such obligations to the extent that the Company does not satisfy such claims. The Company conducts substantially all of its business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. The Company carries insurance in amounts which the Trustees deem adequate to cover foreseeable tort claims.

Restrictions on Transfer

         Among the requirements for qualification of the Company as a REIT under the Code are, (i) not more than 50% in value of its outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (iii) certain percentages of the Company's gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, provisions of the Trust Agreement restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% in value of the Shares. A comparable restriction applies to the ownership of any Preferred Shares. The Trustees may waive the Ownership Limit Provisions if evidence satisfactory to the Trustees and tax counsel to the Company is presented that such ownership will not jeopardize the Company's status as a REIT.

         Issuance or transfers of Shares in violation of the Ownership Limit Provisions or which would cause the Shares to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the Shares.

         In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of Shares that would be owned by the transferee in excess of the Ownership Limit Provisions automatically are exchanged for Excess Shares (the "Excess Shares"), authorized by the Trust Agreement, according to the rules set forth therein, to the extent necessary to insure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to the Company of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be the Company. The beneficiary of such trust shall be designated by the purported holder of Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Company of such exchange, dividends or distributions are paid with respect to the Shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to the Company upon demand. Subject to the rights of the Preferred Shareholders, if any, Excess Shares participate ratably (based on the total number of Shares and Excess Shares) in any liquidation, dissolution or winding up of the Company. Except as required by law, holders of Excess Shares are not entitled to vote with respect to such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of Shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of Shares for which the Excess Shares were originally exchanged. The Trust Agreement contains provisions that are designed to insure that the purported transferee or other purported holder of Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to the Company. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

         The Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to the Company at the lesser of the price paid for the Shares by the purported transferee or in the case of a gift, devise or other transaction, the market price for such Shares at the time of such gift, devise or other transaction or the market price for the Shares on the date the Company or its designee exercises its option to purchase. The Company may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-Shareholder gives notice to the Company of the transfer or, if no notice is given, the date the Board of Trustees determines that a violative transfer has been made.

         Each Shareholder upon demand is required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deems necessary to comply with the provisions of the Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Change-in-Control Provisions

         Ownership Limit. In order to protect its status as a REIT, the Company must satisfy certain conditions, including the conditions that: (i) no more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals; and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To this end, the Trust Agreement, among other things, prohibits: (a) any holder from owning more than 9.9% of its outstanding Shares without the consent of the Board of Trustees after evidence satisfactory to the Trustees and tax counsel to the Company is presented evidencing that such ownership will not jeopardize the Company's tax status as a REIT, and (b) transfers of Shares which would cause the Company to be beneficially owned by fewer than 100 persons. These limitations may have the effect of precluding acquisition of control of the Company by a third party.

         Staggered Board. The Company's Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms upon the expiration of the respective class' term. Trustees may only be removed by the Shareholders during their term in office for "cause," as that term is defined in the Trust Agreement. The staggered terms for trustees may affect the Shareholders' ability to take control of the Company, even if a change in control were in the Shareholders' interest.

         Multiple Classes and Series of Shares of Beneficial Interest. The Trust Agreement provides that the Trustees may issue, classify or reclassify up to 25,000,000 Preferred Shares (including classes and series of Preferred Shares having preferences to the Shares in any matter, including rights in liquidation or to dividends) and options, rights (including Shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by subsidiaries and affiliates of the Company of securities having conversion and option rights in respect of Shares. The Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or Preferred Shares could have the effect of delaying or preventing a change of control of the Company, even if a change in control were in the Shareholders' interest. No such rights or Preferred Shares are currently issued or outstanding.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the Shares sold by the Selling Shareholders nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit.


                         SUMMARY OF THE TRUST AGREEMENT

         The following summary of the Trust Agreement is qualified in its entirety by reference to the Trust Agreement, which included as an exhibit to the Company's Current Report on Form 8-K, filed on December 17, 1997, and incorporated by reference into this Prospectus.

The Trustees

         The Trustees are divided into three classes, with each member of a class elected for a term of three years or until his successor is duly elected and qualified. Of the nine Trustees currently in office, six have been elected by the shareholders and three were appointed to fill the unexpired terms of the trustees who resigned as contemplated by the provisions of the agreement in which the Company acquired PREIT-RUBIN. The Trust Agreement provides that there will be not fewer than five nor more than 15 Trustees. The Trustees are not required to furnish a bond. Trustees may resign at any time, but no resignation is effective until a successor is elected if its effect would be to reduce the number of Trustees below five. The Trustees may fill vacancies that shall have occurred as a result of an increase in the number of Trustees or by reason of the death, resignation or incapacity of any of the Trustees. A Trustee chosen by the other Trustees to fill a vacancy that has occurred as a result of an increase in the number of Trustees will serve until the next annual or special meeting of shareholders and until his successor is elected and qualified. A Trustee chosen by other trustees to fill a vacancy created by reason of the death, resignation or incapacity of a Trustee will hold office for the full remaining term of the former Trustee and until his successor is elected and qualified. At such meetings to elect Trustees, the holders of a majority of shares represented will elect Trustees for the term of the class of Trustees being elected. The shareholders may also elect Trustees to fill a vacancy which the other Trustees have not filled. Two-thirds of the serving Trustees have the right at any time to remove any of their number, including a Trustee elected by the shareholders, for any cause deemed by them to be sufficient. Any Trustee may be removed for cause by the holders of a majority of the outstanding Shares then outstanding and entitled to vote. A vacancy created by the removal of a Trustee by the other Trustees may be filled only by the shareholders at their next annual meeting or a special meeting called for that purpose unless there are fewer than five Trustees, in which event the remaining Trustees are required to elect a sufficient number of persons so that at least five will be serving. Regular meetings of the shareholders are held annually, and special meetings of the shareholders may be called upon proper notice.

         The concurrence of a majority of the Trustees present at any meeting where there is a quorum, or the written consent of a majority of the Trustees then serving, is necessary for the validity of any action taken. In no event may action be taken without the concurrence, at a meeting or by consent in writing, of at least four Trustees. A majority of the Trustees, provided that the majority consists of at least four Trustees, constitutes a quorum. However, if there are fewer than five Trustees, the remainder must act to fill vacancies to bring the total number of Trustees to at least five.

         The Trustees may hold legal title to the Company's Properties on its behalf or designate persons to so hold on behalf of the Company. The Trustees have complete control of the conduct of the Company's business, including investments, sales, leasing, issuance of additional shares, borrowing and distributions to shareholders without the necessity of securing shareholder approval.

Indemnification

         The Trust Agreement provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and (b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will not be liable by reason of having been an officer of the Company.

         The Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Company against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Company or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement. The Company's By-laws provide for similar but not identical indemnification rights.

Transactions with Trustees


         The Trustees may deal with the Company by rendering services for reasonable compensation, buying property from or selling property to the Company or otherwise. No Trustee shall have any liability for such transactions approved by a majority of the other Trustees, except for his bad faith or gross negligence, and any such Trustee may be counted in determining the existence of a quorum at any meeting of the Board of Trustees which authorizes any such transaction and may vote thereat to authorize any such transaction.

Term

         The Company's term is perpetual. The Company's existence does not terminate automatically in the event the Company fails to maintain its qualification as a real estate investment trust for tax purposes.

Fundamental Transactions; Amendments

         Any merger to which the Company is a party (other than a merger with an entity in which the Company owned, directly or indirectly, at least 80% of the voting power of all ownership interests prior to the merger or a merger where the persons that were the Shareholders of the Company immediately prior to the merger will own, directly or indirectly, immediately following the merger all of the ownership interests in the surviving entity) and any sale or transfer of all or substantially all of the assets of the Company (other than to an entity directly or indirectly controlled by the Company) must be approved by the affirmative vote of the holders of a majority of the votes cast by all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and by the affirmative vote of a majority of the votes cast by holders of any class or series of Preferred Shares entitled to vote thereon as a class.

         Amendments to the Trust Agreement can be made by the consent of two-thirds of the Trustees, but not fewer than four. However: (i) no amendment to increase the liability of Shareholders shall be effected; (ii) no amendment may require additional contributions from or assessments against Shareholders;
(iii) no amendment (A) increasing the authorized shares of beneficial interest of the Company, or (B), except for an amendment designating a class or series of Preferred Shares, having the purpose or reasonably foreseeable effect of impeding or preventing a "control transaction" shall be effective without the affirmative vote of the holders of a majority of votes cast by (1) all Shareholders entitled to vote thereon (excluding holders of any Preferred Shares that are entitled to vote thereon exclusively as a class) and (2) the holders of any class or series of Preferred Shares entitled to vote thereon as a class; and
(iv) no amendment to the provisions regarding the amendment of the Trust Agreement, the dissolution of the Company or fundamental changes to the Company (i.e., mergers, sales of all or substantially all of the Company's assets) shall be effected without the affirmative vote of the Shareholders whose votes are at the time of such amendment necessary to effect the pertinent action. As used in the Trust Agreement, the term "control transaction" means the acquisition by a person or a group of persons acting in concert of voting control over voting Shares of the Company that would entitle the holders thereof to cast at least 20% of the votes that all Shareholders would be entitled to cast in the election of Trustees.

Applicable Law

         The Trust Agreement provides that it shall be construed in accordance with Pennsylvania law.


                 SUMMARY OF THE OPERATING PARTNERSHIP AGREEMENT

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P. (the "Operating Partnership Agreement") is qualified in its entirety by reference to the Operating Partnership Agreement, which is included as an exhibit to the Company's Current Report on Form 8-K, filed on October 14, 1997, and incorporated by reference into this Prospectus.

General

         The Company is the sole general partner of the Operating Partnership, and PREIT Property Trust, a business trust wholly owned by the Company, is a limited partner of the Operating Partnership. The Company contributed to the Operating Partnership, or to entities wholly owned by the Operating Partnership, the real estate interests owned, directly or indirectly, by the Company, or the economic benefits thereof, in exchange for a general partnership interest in the Operating Partnership and a number of Class A Units issued to PREIT Property Trust which equalled, in the aggregate, the number of shares of beneficial interest of the Company issued and outstanding on September 30, 1997.

Management

         Under the Operating Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has the authority, to the exclusion of the limited partners, to make all management decisions on behalf of the Operating Partnership. In addition, the Company, as general partner, will have the ability to cause the Operating Partnership to create and issue subsequent classes of limited or preferred partner interests with terms different from the limited partner and general partner interests issued in the TRO Transaction. The Company has agreed in the Operating Partnership Agreement to conduct substantially all of its business activities through the Operating Partnership unless a majority in interest of the Units (exclusive of Units owned by the Company) consent to the conduct of business activities outside the Operating Partnership.

Authorization of Units and Voting Rights

         The Operating Partnership Agreement authorizes the issuance of an unlimited number of Units in one or more classes. Holders of Units are entitled to distributions from the Operating Partnership as and when made by the general partner. Since the general partner will, of necessity, have to make distributions on the Class A Units held directly or indirectly by it at the times and in the amounts as will permit it to make distributions to Shareholders necessary to preserve its status as a REIT for federal income tax purposes, it is anticipated that the holders of Units will receive such distributions at the approximate time, and in the same amounts, as distributions are declared and paid by the Company to the Shareholders.

         Holders of Units generally will have no right to vote on any matter voted on by holders of Shares except that prior to the date on which at least half of the Units issued on September 30, 1997 (other than to the Company or an affiliate of the Company) have been redeemed, the holders of Units issued on September 30, 1997 (other than the Company or an affiliate of the Company) shall be entitled to vote, as a single class, on any proposal to merge, consolidate, or sell substantially all of the assets of the Company if the holders of Shares vote thereon and, in such event, holders of Units will be entitled to one vote for each Share issuable by the Company upon the redemption of one Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding Units and the applicable vote of the holders of the Shares, which such vote may be met by any combination of holders of the Units and the Shares.

         The Operating Partnership Agreement also provides that the Company may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of such transaction, the Units are treated in the same manner as that number of Shares for which they are exchangeable by the Company upon notice of redemption are treated and that holders of Units will have the right to vote on certain amendments to the Operating Partnership Agreement.

Redemption Rights

         As of the date of this Prospectus, the Operating Partnership had outstanding 433,248 Class A Units (in addition to those held by the Company) and 213,038 Class B Units. Class A and Class B Units are redeemable by the Operating Partnership at the election of a limited partner holding such units, at such time, and for such consideration, as set forth in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of limited partnership units (other than the Company and its subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A Units so received and then held by such party. Class B Units are redeemable at the option of the holder at any time after issuance. This Registration Statement has been filed to register for resale by the holders thereof Shares issuable by the Company upon the redemption of the outstanding Units pursuant to this provision of the Operating Partnership Agreement.

         If a notice of redemption is given, the Company has the right to elect to acquire the Units tendered for redemption for its own account, either in exchange for the issuance of a like number of Shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the Shares over the ten consecutive trading days immediately prior to receipt by the Company, in its capacity as general partner of the Operating Partnership, of the notice of redemption. If the Company declines to exercise such right, then on the tenth day following tender for redemption the Operating Partnership will pay a cash amount equal to the number of Units so tendered multiplied by such average closing price.

Other Rights

         If the Operating Partnership determines to sell, before the fifth anniversary of the date on which a property is acquired by the Operating Partnership, certain specified Properties for which Class A Units were issued in the TRO Transaction, and the holders of a majority of the then outstanding Class A Units issued to the TRO Affiliates object to such sale, the sale will not be consummated unless (i) the sale constitutes an exchange under Section 1031 of the Code or (ii) the sale is in connection with the proposed sale of all or substantially all of the assets of the Operating Partnership.

         Pursuant to a separate agreement by and between the Company and an affiliate of the holder of Class B Units, before September 30, 2001, the Operating Partnership may not sell or otherwise dispose of Magnolia Mall in a transaction in which taxable gain is recognized unless (i) the sale constitutes an exchange under Section 1031 of the Code and no gain is recognized on such sale or (ii) the sale is in connection with a program to sell substantially all of the Operating Partnership's (and its affiliates) retail assets to an entity not affiliated with the Operating Partnership and at least 80% of the retail Properties owned by the Operating Partnership have been sold or are under binding contracts of sale with unaffiliated third parties and are scheduled to close within six months of the date of the closing of the sale of Magnolia Mall.


                              SELLING SHAREHOLDERS


         The following table provides the names of the Selling Shareholders as of March 25, 1998 and the number of Shares beneficially owned by each such holder on that date. Since such Selling Shareholders may sell all, some or none of their Shares, no estimate can be made of the aggregate number of Shares that will be owned by each such Selling Shareholder upon completion of the offering to which this Prospectus relates.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below or their pledgees, donees, transferrees, partners or other successors in interest.






                                                                         Number of
                                                                          Shares
                                                                       Beneficially                Number of
                                     Position with                      Owned Prior                 Shares
       Name                             Company                         to Offering                 Offered
       ----                             -------                         -----------                 -------

Ronald Rubin                      Chairman of the                         164,359(1)                  132,191
                                  Board, CEO and
                                  Trustee of the
                                  Company since
                                  September 1997.
                                  Prior to September
                                  1997, CEO of TRO

George F. Rubin                   President of PREIT-                      97,862(2)                   74,294
                                  RUBIN and Trustee
                                  of the Company

Leonard Shore                     Executive V.P.-                          39,828(3)                   39,828
                                  Development of
                                  PREIT-RUBIN

Joseph Coradino                   Executive V.P. of                        28,690(3)                   28,690
                                  PREIT-RUBIN

Lewis Stone                       No current position                      15,042                      15,042
                                  with the Company.
                                  Prior to October
                                  1997, Senior V.P.-
                                  Retail Leasing of
                                  TRO

Gerald Broker                     No current position                      64,310                      64,310
                                  with the Company.
                                  Prior to October
                                  1997, Vice Chairman
                                  and General Counsel
                                  of TRO

Patricia Berns                    Executive V.P.-                          15,947(3)                   15,947
                                  Retail Leasing of
                                  PREIT-RUBIN

Edward Glickman                   Executive V.P. and                       13,633(4)                   13,633
                                  CFO of the Company
                                  since September
                                  1997.  Prior to
                                  September 1997,
                                  Executive V.P. and
                                  CFO of TRO

Joseph Straus,                    No current position                       8,194                       8,194
Jr.                               with the Company.
                                  Prior to October
                                  1997, Chairman of
                                  the Board of TRO

Alan F. Feldman                   COO-Retail Division                       6,555(3)                    6,555
                                  of PREIT-RUBIN




                                                                         Number of
                                                                          Shares
                                                                       Beneficially                Number of
                                     Position with                      Owned Prior                 Shares
       Name                             Company                         to Offering                 Offered
       ----                             -------                         -----------                 -------

Douglas S.                        V.P.-Development of                       5,967(5)                    5,967
Grayson                           PREIT-RUBIN

Eric M. Mallory                   V.P.-Acquisitions                         6,555(5)                    6,555
                                  of PREIT-RUBIN

James L.                          V.P.-Office Leasing                       4,916(6)                    4,916
Paterno                           of PREIT-RUBIN

Judith                            No current position                       1,680                       1,680
Garfinkel                         with the Company.
                                  Prior to October
                                  1997, V.P.-
                                  Corporate
                                  Communications of
                                  TRO

David J. Bryant                   V.P.-Financial                            1,639(7)                    1,639
                                  Services of PREIT-
                                  RUBIN

Susan Kirchhoff                   No current position                       1,639                       1,639
                                  with the Company.
                                  Prior to December
                                  1997, V.P.-Retail
                                  Marketing of PREIT-
                                  RUBIN

Non-QTIP                                           N/A                     12,168                      12,168
Marital Trust
under Will of
Richard I.
Rubin,
Deceased(8)

Florence Mall                                      N/A                    213,038                     213,038
Partners

-------------------

(1) Does not include a currently unexercisable option to purchase 150,000 Shares. Includes 12,168 Shares owned by the Estate of Richard I. Rubin of which Mr. Rubin disclaims beneficial ownership.

(2) Does not include a currently unexercisable option to purchase 75,000 Shares. Includes 900 Shares held in trust for Mr. Rubin's daughter, 500 Shares owned by Mr. Rubin's spouse and 12,168 Shares owned by the Estate of Richard I. Rubin. Mr. Rubin disclaims beneficial interest in all of the foregoing except the 75,000 Shares subject to the option.

(3)      Does not include a currently unexercisable option to purchase 30,000
         Shares.

(4)      Does not include a currently unexercisable option to purchase 50,000
         Shares.

(5)      Does not include a currently unexercisable option to purchase 20,000
         Shares.

(6)      Does not include a currently unexercisable option to purchase 15,000
         Shares.

(7)      Does not include a currently unexercisable option to purchase 5,000
         Shares.

(8) Ronald Rubin, George F. Rubin and Gerald Broker are the co-trustees of this trust. They disclaim beneficial ownership of these Shares.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the Federal income tax considerations that may be material to a prospective holder of Shares. Drinker Biddle & Reath LLP, general counsel for the Company, provided an opinion letter to the Company respecting this discussion under "Federal Income Tax Considerations," which is included as an Exhibit to the Registration Statement. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

         General. The Company is designed to qualify and has elected to qualify as a "real estate investment trust" under Sections 856-60 of the Code. The Company believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

         The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof. If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

         Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Trust Agreement provides certain disclosure requirements for 1% or greater shareholders and certain restrictions regarding the transfers of Company shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above.

         A REIT is permitted to have a wholly owned subsidiary (also referred to as a "qualified REIT subsidiary"). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and each of the real estate partnerships or other pass-through entities in which the Operating Partnership holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and the Title Holding Partnerships are treated as partnerships for Federal income tax purposes.

         Income Tests. In order to maintain qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income

(excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of five (5%) percent of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render more than a de minimis amount of services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Although PREIT-RUBIN renders services with respect to rental properties of the Operating Partnership and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, the Company believes that the services being provided by PREIT-RUBIN with respect to such properties are usual or customary or should not otherwise be considered "rendered to the occupant."

         The Company believes, however, that the aggregate amount of any such fees and other non-qualifying income in any taxable year earned by the Operating Partnership and the Title Holding Partnerships will not cause the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         The Operating Partnership owns all of the nonvoting common stock of PREIT-RUBIN, a corporation that is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for the Operating Partnership and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, all third party and other services income will be earned by and taxed to PREIT-RUBIN at applicable Federal and state corporate income tax rates and will be received by the Company only indirectly as dividends (after reduction by such taxes). Although dividends generally qualify under the 95% test, the IRS refuses to rule on this issue when the dividends are earned in this manner.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a qualified REIT subsidiary or another REIT).

         The Company anticipates that it will be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary of the Company, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets. As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         The Operating Partnership owns all of the nonvoting common stock of PREIT-RUBIN. The Operating Partnership will not own more than 10% of the voting securities of PREIT-RUBIN. The Company believes that its indirect interest in the securities of PREIT-RUBIN will not exceed 5% of the total value of the Company's assets. However, no independent appraisals have been obtained.

         No assurance can be given that the Company's indirect ownership of PREIT-RUBIN will meet the 10% voting securities test. Prior to June 1994, the Internal Revenue Service (the "IRS") routinely issued rulings that the 10% voting securities test was met in any case where the REIT did not have more than 10% of the management company's voting stock. However, in

September 1994, the IRS reevaluated its position on this issue and now refuses to issue a ruling on whether the 10% voting securities test is met.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

         It should also be noted that certain proposed changes to the tax laws regarding REITs are currently under consideration. Of potential relevance to PREIT is one proposed change that would generally prohibit a REIT from owning 10% or more of the vote or value of the outstanding shares of any corporation other than a qualified REIT subsidiary. Under the proposal, existing ownership arrangements such as PREIT's ownership of shares of PREIT-RUBIN would be grandfathered, provided that the subsidiary -- in this case PREIT-RUBIN -- does not enter into a new trade or business or acquire substantial new assets after the effective date of the change in the law.

         Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

         The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may arrange for short-term, or possibly long-term, borrowing (by itself or by the Operating Partnership) to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

         Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners. The following discussion summarizes certain Federal income tax considerations applicable to the Company's investment in the Operating Partnership and the Title Holding Partnerships:

         Classification of the Operating Partnership and Title Holding Partnerships as Partnerships. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the "Partnerships") are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for Federal income tax purposes as corporations. Accordingly, under recently promulgated "check-the-box" regulations, they should be classified as partnerships for Federal income tax purposes.

         Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

         If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The Properties contributed directly or indirectly to the Operating Partnership will generally be appreciated. Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreements of the Partnerships will require allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Partnerships sell contributed property at a gain or loss, such gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash will consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the Properties. The Properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all Properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's net sales price. The Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing

Properties and to make such occasional sales of the Properties as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains or mid-term capital gains (to the extent they are attributable to the Company's long-term and mid-term portions of net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a shareholder's Shares, they will be included in income as long-term capital gain (or short-term capital gain if the Shares have been held for one year or less or mid-term capital gains if the Shares have been held for more than one year but not more than 18 months), assuming the Shares are a capital asset in the hands of the shareholder.

         In addition, to the extent, if any, that the Company does not distribute all its net capital gain in a year, the Company may elect to designate (in a written notice to shareholders) that such undistributed capital gain shall nonetheless be treated for Federal income tax purposes as if it had been distributed proportionately to the Company's shareholders as of the end of the year and recontributed to the Company's capital. In that case, the shareholders will be taxed on such gain, but will receive a tax credit for the tax paid by the Company on the gain, and each shareholder's basis in Shares of the Company will be increased by the excess of the amount of such gain over the amount of such tax credit.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of Shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such Shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than eighteen months and mid-term capital gain or loss if the shareholder has held such Shares for more than one year but not more than eighteen months. Loss upon a sale or exchange of Shares by a shareholder who has held such

Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

         Under certain circumstances, domestic shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect that distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements. In particular, Non-U.S. Shareholders that are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the

Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by the Company as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States Federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States Federal income tax liability).

         Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

Other Tax Considerations

         State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Shares of the Company.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of up to 646,286 Shares that may be issued to holders of Units. The Company will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. The distribution of the Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or from purchasers of Shares for whom they may act as agents. Underwriters may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Shares may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any other required information.

         The sale of the Shares by the Selling Shareholders may also be effected from time to time by selling the Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Selling Shareholders or may purchase from the Selling

Shareholders all or a portion of the Shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         The Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such Shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Shares which is not expected to exceed that customary in the types of transactions involved. The Shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by the Company. The company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting the Company. Sylvan M. Cohen, Chairman of the Board of the Company, is of counsel to Drinker Biddle & Reath

LLP. Mr. Cohen is the beneficial owner of 650,291 shares of beneficial interest.


                                     EXPERTS

         The financial statements and financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Lehigh Valley Associates included in the Company's Annual Report (Form 10-K) for the years ended August 31, 1996 and 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                  --------------------------------------------

                                 646,286 Shares



                            PENNSYLVANIA REAL ESTATE
                                INVESTMENT TRUST


                          Shares of Beneficial Interest


                                TABLE OF CONTENTS

Available Information...............................................1
Incorporation of Certain Documents by Reference.....................1
Cautionary Statement................................................3
The Company.........................................................4
Risk Factors........................................................4
Description of Shares of Beneficial Interest.......................20
Use of Proceeds....................................................24
Summary of the Trust Agreement.....................................24
Summary of the Operating Partnership Agreement.....................28
Selling Shareholders...............................................30
Federal Income Tax Considerations..................................34
Plan of Distribution...............................................44
Legal Matters......................................................45
Experts............................................................46

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

         Securities and Exchange Commission Registration Fee........  $  4,736
         Legal Fees and Expenses....................................    10,000
         Miscellaneous Expenses.....................................     5,000
                                                                       -------
         Total......................................................  $ 19,736
                                                                       =======

Item 15. Indemnification of Directors and Officers.

         The Company's Trust Agreement, as amended, provides that (a) no Trustee shall be personally liable for monetary damages for any action, or any failure to take action, except that a Trustee shall remain personally liable for monetary damages to the same extent that a director of a Pennsylvania business corporation remains liable under the provisions of 15 Pa. C.S. Section 1713, and
(b) no officer who performs his duties in good faith, in a manner reasonably believed to be in the best interests of the Company and with such care, skill and diligence as a person of ordinary diligence would use will not be liable by reason of having been an officer of the Company.

         The Company's Trust Agreement provides that every Trustee and officer shall be entitled as of right to be indemnified by the Company against reasonable expense (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalties, and settlements paid or incurred by such person in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person's being or having been a Trustee or officer of the Company or by reason of the fact that such person is or was serving in any capacity at the request of the Company as a trustee, director, officer, employee, agent, partner, fiduciary or other representative or another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other entity; provided, however, that no such right of indemnification shall exist with respect to an action brought by a Trustee or officer against the Company and further provided that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness. The Trust Agreement further provides that such right to indemnification shall be contractual in nature and shall include the right to be paid in advance the expenses incurred in connection with such proceedings; provided, however, that such advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of such Trustee or officer to repay all amounts so advanced if it is ultimately determined that such Trustee or officer is not entitled to be indemnified under the Trust Agreement.

         The Company's By-laws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving while a director or officer of the Company at the request of the Company as a director, officer, employee, agent, fiduciary or other representative or another corporation for profit or not-for-profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Company's By-laws also provide that such right to indemnification shall be contractual in nature and shall include the right to be paid the expenses (including attorneys fees) incurred in defending any action or proceeding in advance of the final disposition of such action or proceeding upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that the person is not entitled to indemnification.

         In addition, the Trust Agreement and Pennsylvania law permit the Company to provide similar indemnification to employees, agents and other persons who are not Trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor and requires indemnification in certain cases where the Trustee or officer is the prevailing party. Certain of the employment agreements the Company has entered into with its officers provide for indemnification for such officer. Generally, these contracts require the Company to indemnify the officer to the fullest extent permitted under the Trust Agreement. The Operating Partnership Agreement also provides for indemnification of the Company, the Trustees and the Company's officers for any and all actions with respect to the Operating Partnership; provided, however, that the Operating Partnership will not indemnify such parties for (i) wilful misconduct or knowing violation of the law; (ii) any action where the covered person received an improper personal benefit in violation or breach of the Operating Partnership Agreement; (iii) any violation of the Operating Partnership Agreement or (iv) any liability such person may have to the Operating Partnership under certain documents delivered in the TRO Transaction. The Company currently maintains insurance for its Trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.


Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

Exhibit
Number                 Description

5*                     Opinion of Drinker Biddle & Reath LLP

8*                     Opinion of Drinker Biddle & Reath LLP
                       regarding tax matters

23.1*                  Consent of Arthur Andersen LLP
                       (Independent Public Accountants of the
                       Company)

23.2*                  Consent of Ernst & Young LLP
                       (Independent Auditors of Lehigh Valley
                       Associates)

23.3*                  Consent of Zelenkofske Axelrod and
                       Co., Ltd (Independent Auditors of
                       Oxford Valley Road Associates)

23.4*                  Consent of Drinker Biddle & Reath LLP (included in
                       Exhibits 5 and 8)

24*                    Powers of Attorney -- Included on
                       signature page.

-----------------
* Previously filed

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 19, 1998.


                         PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                         By:     /s/ Jonathan B. Weller
                                 -------------------------------------
                                 Jonathan B. Weller,
                                 President and Chief Operating Officer



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                     Name                                           Capacity                                      Date
                     ----                                           --------                                      ----

/s/  Sylvan M. Cohen*                            Chairman of the Board                                       May 19, 1998
------------------------                         and Trustee
Sylvan M. Cohen


/s/  Ronald Rubin*                               Chief Executive Officer                                     May 19, 1998
------------------------                         and Trustee
Ronald Rubin


/s/  Jonathan B. Weller                          President, Chief                                            May 19, 1998
------------------------                         Operating Officer and
Jonathan B. Weller                               Trustee



/s/  William R. Dimeling*                        Trustee                                                     May 19, 1998
------------------------
William R. Dimeling



/s/  Rosemarie B. Greco*                         Trustee                                                     May 19, 1998
------------------------
Rosemarie B. Greco



/s/  Lee H. Javitch*                             Trustee                                                     May 19, 1998
------------------------
Lee H. Javitch



/s/  Leonard I. Korman*                          Trustee                                                     May 19, 1998
------------------------
Leonard I. Korman



/s/  Jeffrey P. Orleans*                         Trustee                                                     May 19, 1998
------------------------
Jeffrey P. Orleans



/s/  George F. Rubin*                            Trustee                                                     May 19, 1998
------------------------
George F. Rubin


/s/  Edward A. Glickman*                         Executive Vice President                                    May 19, 1998
------------------------                         and Chief Financial
Edward A. Glickman                               Officer


/s/  Dante J. Massimini*                         Senior Vice President -                                     May 19, 1998
------------------------                         Finance and Treasurer
Dante J. Massimini                               (Chief Accounting
                                                 Officer)

* By: /s/ Jonathan B. Weller
      ----------------------
      Jonathan B. Weller
      Attorney in Fact

                                  EXHIBIT INDEX


Exhibit
Number                 Description

5*                     Opinion of Drinker Biddle & Reath LLP

8*                     Opinion of Drinker Biddle & Reath LLP
                       regarding tax matters

23.1*                  Consent of Arthur Andersen LLP
                       (Independent Public Accountants of the
                       Company)

23.2*                  Consent of Ernst & Young LLP
                       (Independent Auditors of Lehigh Valley
                       Associates)

23.3*                  Consent of Zelenkofske Axelrod and
                       Co., Ltd (Independent Auditors of
                       Oxford Valley Road Associates)

23.4*                  Consent of Drinker Biddle & Reath LLP (included in
                       Exhibits 5 and 8)

24*                    Powers of Attorney -- Included on
                       signature page.

--------------
* Previously filed